Putnam Floating Rate Income Fund, 8/31/11, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	 7,347
Class B	   262
Class C	 2,024

72DD2 (000s omitted)

Class M	    187
Class R	     15
Class Y	  3,822

73A1

Class A	0.229816
Class B	0.220950
Class C	0.196464

73A2

Class M	0.227599
Class R	0.218715
Class Y	0.241067


74U1	(000s omitted)

Class A	      29,487
Class B	   1,167
Class C	  10,240

74U2	(000s omitted)

Class M	   751
Class R	    71
Class Y	12,707

74V1

Class A	8.37
Class B	8.37
Class C	8.36

74V2

Class M	8.37
Class R	8.37
Class Y	8.37

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.